                                                                   EXHIBIT 12.01

                       HYPERION TELECOMMUNICATIONS, INC.

           CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                             (Dollars in thousands)

                                                                                                     Pro forma
                                                                              Pro forma     Three      Three
                                                                Nine Months  Nine Months   Months     Months
                                Year Ended March 31,               Ended        Ended       Ended      Ended
                          ------------------------------------  December 31, December 31, March 31,  March 31,
                           1995     1996      1997      1998        1998         1998       1999       1999
                          -------  -------  --------  --------  ------------ ------------ ---------  ---------
Loss before Income Taxes
 and Equity in Net Loss
 of Joint Ventures......  $(5,922) $(9,525) $(23,065) $(56,115)   $(64,842)    $(91,842)  $(32,317)  $(41,317)
Add:
 Equity in net loss of
  joint ventures........   (1,799)  (4,292)   (7,223)  (12,967)     (9,580)      (9,580)    (3,803)    (3,803)
 Fixed charges,
  excluding capitalized
  interest..............    3,321    6,088    29,337    51,302      40,775       67,775     16,289     25,289
                          -------  -------  --------  --------    --------     --------   --------   --------
Net Loss Available for
 Combined Fixed Charges
 and Preferred Stock
 Dividends:.............   (4,400)  (7,729)     (951)  (17,780)    (33,647)     (33,647)   (19,831)   (19,831)
                          -------  -------  --------  --------    --------     --------   --------   --------
Combined Fixed Charges
 and Preferred Stock
 Dividends:
 Interest expense.......    3,321    6,088    28,377    49,334      38,638       65,638     15,533     24,533
 Capitalized interest...      --       --        --      4,271       9,986        9,986      3,296      3,296
 Amortization of debt
  issuance costs........      --       --        960     1,968       2,137        2,137        756        756
 Preferred stock
  dividends.............      --       --        --     12,409      21,117       21,117      7,479      7,479
                          -------  -------  --------  --------    --------     --------   --------   --------
Total Combined Fixed
 Charges and Preferred
 Stock Dividends........    3,321    6,088    29,337    67,982      71,878       98,878     27,064     36,064
                          -------  -------  --------  --------    --------     --------   --------   --------
Ratio of Earnings to
 Combined Fixed Charges
 and Preferred Stock
 Dividends..............      --       --        --        --          --           --         --         --
Deficiency in Earnings
 Required to Cover
 Combined Fixed Charges
 and Preferred Stock
 Dividends..............  $ 7,721  $13,817  $ 30,288  $ 85,762    $105,525     $132,525   $ 46,895   $ 55,895
                          =======  =======  ========  ========    ========     ========   ========   ========